Exhibit 10.23

WCI Management Incentive Compensation Plan

2013

I.                                        Background

WCI Communities, Inc (“the Company” or “WCI”) has established a management incentive compensation plan as set forth below (the “MICP” or “Plan”) to incentivize certain key managers to focus on critical business plan objectives for the period commencing January 1, 2013 through December 31, 2013.

II.                                   MICP Structure

The 2013 MICP is split into two (2) components: a) Objective (80%) (“Objective Component”) and b) Subjective (20%) (“Subjective Component”).  In the Objective Component of the Plan, payment of incentive bonuses under the MICP is independently conditioned upon the achievement of the following two financial objectives (collectively the “Financial Objectives”):  (i) 2013 EBITDA (“EBITDA Financial Objective”), (ii) 2013 Land Acquisition Plan (“Land Acquisition Financial Objective”).  Each of the two Financial Objectives in this Objective Component will be measured independently of each other and will be paid based on the respective grid in Appendix A.  If actual performance with respect to a Financial Objective is below Threshold as set forth on Appendix A, there will be no MICP bonus payout with respect to such Financial Objective.  If actual performance with respect to a Financial Objective exceeds Max as set forth on Appendix A, the MICP bonus payout with respect to such Financial Objective will be at Max MICP Payout as set forth on Appendix A.  If actual performance is between any levels set forth on Appendix A, MICP bonus payout with respect thereto will be determined by linear interpolation.

The Financial Objectives in this Objective Component will carry the following weighting as it relates to payment under the 2013 MICP Plan:

• EBITDA Financial Objective	60%
• Land Acquisition Financial Objective	20%
Total:	80%

Impairments taken in the business year 2013 shall be included in the EBITDA Financial Objective calculation, but such calculation may be neutralized for impairments at the sole discretion of the Committee based upon facts and circumstances as it deems appropriate.  Exclusion of any other extraordinary items will be at the discretion of the Committee.

In the Subjective Component of the Plan, payment of incentive bonuses under the MICP is independently conditioned upon the individual Participant’s performance as determined at the sole discretion of the Board of Directors (“Board”) of the Company.  If actual performance with respect to this Subjective Component is below Threshold as determined by the Board, there will be no MICP bonus payout with respect to such Component.  If actual performance with respect to this Component exceeds Max as determined by the Board, the MICP bonus payout with respect to Component will be at Max MICP Payout as set forth on Appendix A.  If actual performance is between any levels set forth on Appendix A, MICP bonus payout with respect thereto will be determined by linear interpolation.

III.                              Participation

The initial participants of the Plan will be 17 key managers of the Company selected by the Company’s Chief Executive Officer (“CEO”) and approved by the Committee, but the number of participants in the MICP may vary as a result of new hires, terminations, or otherwise as provided in the next paragraph below (the “MICP Participants”).  Except with respect to replacement and new MICP Participants determined by the CEO as described below, the Target MICP bonus for each MICP Participant shall be determined by the CEO and approved by the Committee.  The combined threshold, target and maximum MICP bonuses for all of the MICP Participants will not exceed $983,500, $1,967,000, and $2,951,000, respectively, stated on an annualized basis. The list of the initial 17 MICP Participants and Target MICP bonuses has been approved by the Committee.

Provided that the combined threshold, target and maximum MICP bonuses for all of the MICP Participants do not exceed the amounts set forth in the preceding sentence, the CEO will have the discretion and authority, without the approval of the Committee, to: (i) adjust or reallocate individual target bonus amounts at any time up to a maximum of $25,000 per individual but only one time for each Participant before finalizing the bonus payments, and (ii) replace or add MICP Participants in the normal course of business (i.e., resulting from a termination (with or without cause), voluntary termination, new hire, promotion, or transfer, etc.).

IV.                               MICP Vesting and Payment

As outlined below, Company management will provide the Committee with a calculation supported by relevant backup information for each Financial Objective in the Objective Component, as well as a certification signed by the CEO and CFO as to the Company’s achievement under each Financial Objective (the “MICP Documentation”).  The presented MICP Documentation shall include any items of an unusual or nonrecurring nature which may effect the calculation of each financial objective.

Management shall prepare and present to the Committee the MICP Documentation required for payment of the Financial Objectives, no later than February 28, 2014. Any bonuses with respect to these Financial Objectives will be reviewed and approved by the Committee and payment made during calendar year 2014 no later than March 15, 2014.  The Company retains the right to recover any monies paid to MICP Participants under these Financial Objectives to the extent that the subsequent audited financial statements demonstrate as not earned under the Plan.

Management shall prepare and present to the Committee and the Board their recommendations on the Subjective Component performance level achieved no later than February 28, 2014.  Any bonuses with respect to this Component will be reviewed and approved by the Board and payment made during calendar year 2014 no later than March 15, 2014.  The Board shall make final determinations with respect to all bonus payments under the Subjective

Component.  Dollars earned under this Subjective Component may be moved between participants at the sole discretion of the Board and are not subject to any individual caps.

In the event that prior to December 31, 2013 an MICP Participant dies, then the MICP bonus shall vest for such MICP Participant and shall be prorated based upon such MICP Participant’s number of completed full calendar months of active employment by the Company during calendar year 2013 through the date of his or her death and shall be paid at the same time that MICP bonuses are otherwise paid to MICP Participants under the MICP.

In the event that prior to December 31, 2013 the Company terminates the employment of an MICP Participant following such Participant’s permanent disability (as defined below), then the MICP bonus shall vest for such MICP Participant and shall be prorated based upon such MICP Participant’s number of completed full calendar months of active employment by the Company during calendar year 2013 through the date of such termination and shall be paid at the same time that MICP bonuses are otherwise paid to MICP Participants under the MICP. For purposes of the MICP, the determination of “permanent disability” shall be made by the Committee.

In the event that on or prior to December 31, 2013 the employment of an MICP Participant is terminated by the Company with or without Cause (as defined below), or an MICP Participant voluntarily terminates his or her employment, and neither of the two immediately preceding paragraphs applies, bonus eligibility under the MICP for said MICP Participant shall be forfeited.

For clarification purposes, in the event an MICP bonus award for an MICP Participant vests on December 31, 2013, and subsequent to that date (but prior to the pay-out date for such bonus award), such MICP Participant’s employment with the Company terminates for any reason other than for “Cause” or voluntary resignation, then in such event the MICP Participant shall be entitled to receive such bonus, and shall be paid such bonus at the same time that bonuses are otherwise paid under the MICP in accordance with the Plan, and if such termination in by the Company for Cause or voluntary resignation, such bonus award will be forfeited. For purposes of this MICP, the term “Cause” shall have the same meaning as used in the Company’s Long-Term Equity Incentive Plan dated March 11, 2010, as may be amended (“Equity Plan”).

If, at any time on or before December 31, 2013, a “change in control event” (as defined below) occurs with respect to the Company AND as a result of such change in control event (a) the employment of an MICP Participant is terminated by the Company without Cause, OR (b) an MICP Participant is “demoted” (as defined below) and such MICP Participant thereafter terminates his or her employment with the Company (“CIC Termination Event”), then such MICP Participant’s MICP bonuses shall immediately vest as of the date of such CIC Termination Event, and shall be paid within 30 days after the date of such CIC Termination Event at the greater of the: (i) the full 12 month Target bonus per Appendix A for each Financial Objective, or (ii) the full 12 month bonus that would be payable based upon the actual results through the date of the CIC Termination Event. For purposes of the MICP, an MICP Participant shall be deemed to have been “demoted” if prior to December 31, 2013 (a) the MICP Participant’s base salary is reduced (excluding any such reduction that affects all WCI employees generally), or (b) there has been a material change in the MICP Participant’s title, duties or responsibilities. For purposes of this MICP, a “change in control event” shall have the same meaning as used in Treasury Regulation Section 1.409A-3(i) (5), except that the reference to a change in effective control of a company which occurs when a person or group acquires (during a 12 month period) “30%” or more of the total voting power of a company’s stock, shall be changed to “50%” or more of the total voting power of the Company’s stock. A termination of employment shall not be deemed to have occurred for purposes of this paragraph unless such termination is a “separation of service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

Notwithstanding anything to the contrary in the MICP, if an MICP Participant is party to an effective employment agreement with the Company, and there is a conflict between the terms of the MICP and such employment agreement, the terms and provisions of such employment agreement shall control.

V.                                    MICP Ratification & Approval; Administration

Pursuant to the Committee Charter, it is the Committee Members’ fiduciary responsibility to (i) review and ratify the MICP structure relative to the Financial Objectives’ targeted achievements, (ii) review and approve the total dollar amount of the MICP plan relative to MICP Participants’ participation, and (iii) review and validate the total dollar amount of the MICP plan pay-outs upon achievement of Financial Objectives as identified in the Plan and Appendix A or upon the occurrence of an event that provides for 100% vesting.

The Committee will have the responsibility for administering, operating and interpreting the Plan in accordance with its terms and conditions, except as otherwise provided herein.  The Committee will have all powers necessary or appropriate to administer and operate the Plan. The Committee will have full discretionary authority in all matters related to the discharge of its responsibilities, and the exercise of its authorities and powers, under the Plan. All interpretations, constructions, determinations, decisions and actions of the Committee in relation to the Plan will be final, binding and conclusive on all MICP Participants and all other persons. The Committee may delegate all or any part of its responsibilities and powers under this Article V to any person or persons selected by it. Notwithstanding the foregoing, the Board shall have full authority in its sole discretion to make determinations with respect to bonus payouts, if any, under the Subjective Component of the MICP.

VI.                                                                               Miscellaneous

A.            The adoption and maintenance of the Plan shall not be deemed to be a contract of employment or service between the Company and any MICP Participant.  Nothing in the Plan and no amount payable under the Plan will give any MICP Participant a right to continue to be an employee of the Company or in any other way affect the right of the Company to terminate the employment of any MICP Participant at any time, for any reason or no reason, with or without cause or notice.  No MICP Participant or other person shall have any rights or claims in relation to the Plan except in accordance with the provisions of the Plan.

B.            To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. The Plan is “unfunded” and all payments provided for under the Plan shall be paid in cash from the general funds of the Company.  No MICP Participant shall have any interest in any specific asset of the Company as a result of the Plan. Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship among the Company, the Committee, the CEO and any MICP Participant or any other person.

C.            Any liability of the Company to any employee of the Company in relation to the Plan shall be based solely upon contractual obligations created by the Plan.  None of the Company, the Committee, the CEO or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.  None of the Company, the Committee or any such other person shall be liable to any MICP Participant or any other person as to any tax consequence expected, but not realized, by any such MICP Participant or other person in relation to participation in the Plan.

D.            No amount payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or encumbrance of any kind.

E.             Any payment or other distribution under the Plan may be reduced by any amount (including employment taxes) required to be withheld by the Company with respect thereto under any applicable law, rule, regulation, order or other requirement of any governmental authority, and the Company may cause to be made, as a condition precedent to any payment under the Plan, appropriate arrangements with any MICP Participant for the satisfaction of any such taxes. In addition, the Company shall have full authority to withhold any taxes (including employment taxes) applicable to amounts payable hereunder from other compensation owing to any such MICP Participant other than pursuant to the Plan, to the extent permitted by applicable law.

F.              The Plan and all rights hereunder shall be governed by and construed and interpreted according to the laws of the State of Florida, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

G.            The Committee, at any time and with or without prior notice, may amend, suspend or terminate the Plan, and each such amendment, suspension or termination shall be binding upon the Company, all MICP Participants and all other persons, provided, however, that no amendment, suspension or termination of the Plan shall materially and adversely affect the rights of any MICP Participant without such MICP Participant’s prior written consent, except such an amendment made to cause the Plan to comply with applicable law, tax rules or accounting rules.

H.                                   The Company intends that bonus payments provided for in the Plan either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or be provided in a manner that complies with the provisions of Section 409A of the Code, and the Plan shall be interpreted and operated in a manner that is consistent with such intent. The Company shall have complete discretion to interpret and construe the Plan in a manner that is consistent with such intent.  If for any reason, such as imprecision in drafting, any provision of the Plan does not accurately reflect its intended establishment of an exemption from (or compliance with) Code Section 409A, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Code Section 409A and shall be interpreted by the Company in a manner consistent with such intent, as determined in the discretion of the Committee.  In no event shall the Company be liable for any additional tax, interest or penalty that may be imposed on any MICP Participant under Section 409A of the Code or damages for failing to comply with Section 409A.

Appendix A

APPENDIX A - 2013 MICP Payout Grid

WCI Communities

The 2013 MICP Plan is split 80/20 in two components; Objective and Subjective

The 80% Objective Component will have the following 2 Objectives:

The 20% Subjective Component will be based on an individual’s performance to the organization at the discretion of the Board.

Description	Weight	Max	Target	Threshold
Objective
1) EBITDA	60%	$1,770,300	$1,180,200	$590,100
2) Land Acquisitions	20%	$590,100	$393,400	$196,700
Subjective
3) Individual Contribution	20%	$590,100	393,400	$196,700

Total	100%	$2,950,500	$1,967,000	$983,500

1) EBITDA

2013
2013 EBITDA Plan	$23,500,000

	EBITDA %	EBITDA $	MICP	MICP
	Achieved	Achieved	Payout %	Payout $

Max	120.0%	$28,200,000	150.0%	$1,770,300
	115.0%	$27,025,000	137.5%	$1,622,775
	110.0%	$25,850,000	125.0%	$1,475,250
	105.0%	$24,675,000	112.5%	$1,327,725
Target MICP	100.0%	$23,500,000	100.0%	$1,180,200
	95.0%	$22,325,000	87.5%	$1,032,675
	90.0%	$21,150,000	75.0%	$885,150
	85.0%	$19,975,000	62.5%	$737,625
Threshold	80.0%	$18,800,000	50.0%	$590,100

2) Land Acquisitions

2013
Acquisition Spend	$42,300,000
Lots	1,003

	Increase/			MICP	MICP
	Decrease %	Dollar Spend	Units/Lots	Payout %	Payout $

Max	20%	50,760,000	1,204	150.0%	$590,100
	15%	48,645,000	1,153	137.5%	$540,925
	10%	46,530,000	1,103	125.0%	$491,750
	5%	44,415,000	1,053	112.5%	$442,575
Target	0%	42,300,000	1,003	100.0%	$393,400
	-5%	40,185,000	953	87.5%	$344,225
	-10%	38,070,000	903	75.0%	$295,050
	-15%	35,955,000	853	62.5%	$245,875
Threshold	-20%	33,840,000	802	50.0%	$196,700